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SECURITIES AND EXCHANGE COMMISSION

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CME GROUP INC.

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On or after March 18, 2011, the following soliciting materials were sent to the Class B-1 shareholders of CME Group Inc.:

ARYEH SHENDER

FOR CME GROUP BOARD OF DIRECTORS

Creating shareholder value.

In a phrase, that is why I am running for election to the CME Group Board of Directors.

I hope this letter finds you well, but given that CME has retreated 60% in share price and competitors are taking aim at our products, I know it could find you better when it comes to the value being realized by the Bshare holder.

I have contributed in the exchanges and commodities for three decades.

I remember when “innovative” and “risk-taking” were appropriate adjectives for CME.

I remember when Bshare holders enjoyed a rate of return on their investment commensurate with their risk as a CME stakeholder.

I am a second-generation equity member. I grew up at CME. I have traded and filled customer orders for 25 years. I understand from firsthand experience the work ethic required to be a successful trader. Like CME, I changed with the times during the advent of online trading in the 1990s. I understand the need for CME to keep its finger on the pulse of innovation so that we can move forward swiftly with products and services that add value for the client.

The world has changed and CME has changed. We are not going to go back to the CME of the 1970s and 80s.

But we can hearken back to the business principles that provided investor value then and provide investor value once again. This is the central thesis and the fundamental purpose of my candidacy for the CME Board. As one of the founding members of the Equity Owners Association, I was part of the movement to bring new leadership to the Board of Directors a generation ago. The new leadership, of which I was a part having served on the Board from 1998-2000, led to the demutualization we have in place today.

Life is cyclical. What was old becomes new again. Like skinny ties, the innovation-focused leadership I provided at the close of the last century is again in style and, frankly, is needed to open CME to the opportunities present in this century.

I’ve lived and worked through the successful adaptations and the less successful ones over the last 30 years. I’ve proven I know what works during my previous service on the CME Board. I hope my record of success and vision for CME will earn your support and your vote in the upcoming election.

Thank you for your time and attention to my introductory letter. Please look for future correspondence that lays out my platform in greater detail.

Sincerely,

Aryeh Shender (Jazz)

P.S. As would be my desire on the CME Board, I want this to be a dialogue. I believe the lack of two-way communication has impeded progress at CME. Please feel free to contact me with questions, comments or requests for more information at 800-517-6954 or via email at aryeh@aryehshender.com

B R I N G I N G B A C K T H E I N N O V A T I O N

800-517-6954 — WWW.ARYEHSHENDER.COM

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on June 8, 2011. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

BRINGING BACK THE INNOVATION
Reviving Shareholder Value
ARYEH SHENDER
FOR CME GROUP BOARD OF DIRECTORS

VALUE

VISION

We can actively engage Bshare holders. We can retain and grow our trading base. We can successfully navigate today's transition just as we successfully dealt with past transitions. **But we can only do this with leadership at the board level that respects the values that built the CME** *and abides the time-tested principles that have created shareholder value.*

WHY ME?

BSHAREBREAKROOM.COM

I encourage you to register at Bsharebreakroom.com and see the benefits it brings to our community.

MINUTES
15
PLEASE

REMEMBER THESE?

Please take a few minutes to VOTE, and do your part to revive CME Group as an industry leader and innovator.

KEEP IN TOUCH!

It is essential to keep open communication between us as the Board election draws closer. Connect with me here.

aryeh@aryehshender.com | 800-517-6954

Email or call me anytime. I would love to hear from you! - *Aryeh Shender (Jazz)*

On or after April 18, 2011, the following soliciting materials were sent to the Class B-2 shareholders of CME Group Inc.:

Patrick B. Lynch

Independent trader ~ 20 South Wacker Drive 4th Floor ~ Chicago, Illinois, 60606

patrick.lynch@cmegroup.com

Dear Class B-2 (IMM) Shareholder,

During the past decade that I have served on the Board of Directors of the Chicago Mercantile Exchange and CME Group Inc. we have experienced dramatic changes to our business. I have been an integral part of this change as we chose to evolve and adapt to the moving landscape to take advantage of the future to enrich our shareholders. I have proudly served as Treasurer of the Board of CME Group, co-chairman of Clearing House Risk Committee as well as the chairman of the Audit Committee during the time CME Group became a publically listed company.

CME Group has a solid base of products to build from, but I believe our biggest challenge going forward is capitalizing on our offering of cleared interest rate swaps. This is a major growth area that we cannot afford to lose. It is essential in keeping the liquidity and open interest in our Eurodollars and Treasury futures and options. I have consistently communicated to management the importance of this product. The second major issue I see is making sure that CME Group is paying for performance and management is delivering on the initiatives on what they have undertaken. This calls for a board member who is willing to ask the tough questions and say “no” to management. I have a track record of speaking my mind for the benefit of the shareholders. I take my fiduciary responsibilities very seriously and the betterment of the institution is first and foremost of importance. The end result is the ability to be able to provide the lowest cost possible to the market place for our products and increase CME Group operating margin.

The key to a successful exchange is undoubtedly liquidity. Our products are only as good as the depth and size of volume that is in each market at each tick. This key ingredient is provided by “risk takers”. These are the independent traders, propriety firms, hedge funds and managed money accounts who make our markets. I am a full time trader of CME products (meats, interest rates and currencies) and bring an important view to the CME Group Board as a large user. Management must realize that the “risk takers” liquidity can be a very mobile asset in today’s world. We are their biggest client base and the reason why the hedgers of the world come to CME Group to transfer their risk. CME Group management needs to be reminded that risk takers go in search of profits and trading costs do matter.

It is more important than ever to have independent outspoken representatives on our Board. The Class B shareholders are the major users of CME Group products and should be very concerned with having an active trader on the Board who can give important input at the ground floor. CME Group is continuing to build for the future with opportunity and innovation as the backbone. This is what gives the alpha value to the Class B shares and associated memberships.

I am asking for your vote in the IMM Class B-2 director election. We are at an important crossroads and my skill sets as a user of our products and my financial/accounting background will be increasingly valuable going forward. Please take the time to vote your Class B share.

Sincerely,

Patrick B. Lynch

* * *

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on June 8, 2011. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Dear Fellow Members:

My name is Ron Pankau and I am seeking your support in the upcoming election of the Board of Directors for CME Group for Class B-2 director. The following points are some of my qualifications:

1.      I have been an active member and participant in our markets for over 30 years as a floor trader and Globex trader, and have been a part of the explosive growth and changes at CME during that period of time. I know where we have been, and have a good sense of where we are going.

2.      I have been a Director of the CME Political Action Committee. This position has put me in the middle of key negotiations with members of Congress. I have been involved with issues that face our industry in many areas from taxation to regulation.

3. I have served as the spokesman for CME on many occasions. I was chosen for this position to analyze markets due to my ability to communicate concepts and ideas.

To be a Board Member requires forward thinking and the ability to make good decisions in order to implement ideas and come up with successful solutions. I believe that one can learn much from our customer base to make our markets more user friendly and efficient. I am a good listener. I believe in appraising all information presented, and then coming up with the best solutions. CME Group has always prided itself on being progressive. It has forever been on the cutting edge of technology. To continue in this way it is important to understand where the next opportunity is and how to implement it while maximizing value for shareholders.

I am asking for your vote because I feel that I am in a position to promote CME Group and its future growth. Major changes are happening as consolidation and global growth are just ahead. At CME Group we need to strategically position ourselves to be the place where the world continues to hedge it’s risk. As a member, of your Board of Directors, I promise to work hard to promote CME Group as the leader in our industry.

Please give me your Vote,

RON PANKAU

Would appreciate your support!

Thanks,

Ron

* * *

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on June 8, 2011. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.